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Exhibit 10.9

EMPLOYMENT AGREEMENT

        AGREEMENT (this "Agreement") made as of September 13, 2002, between USS Vessel Management Inc., a Delaware corporation with an office c/o Amerada Hess Corporation, One Hess Plaza, Woodbridge, New Jersey 07095 (the "Company"), and Paul Gridley, residing at 356 East 69 Street, New York, New York 10021 (the "Executive").

W I T N E S S E T H:

        WHEREAS, on the date hereof the Company and its affiliates (collectively, the "US Shipping Group") are acquiring six U.S.-flagged product tankers and related assets from Amerada Hess Corporation ("Hess") pursuant to an Asset Purchase Agreement, dated as of July 18, 2002, among Hess, United States Shipping LLC (f/k/a US Shipping Acquisition LLC), the sole stockholder of the Company ("Parent"), the Company and the other signatories thereto (the "Purchase Agreement"); and

        WHEREAS, the Company desires that Executive be employed to serve in a senior executive capacity with the Company, and Executive desires to be so employed by the Company, upon the terms and conditions herein set forth.

        NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations and covenants herein contained, the parties hereto agree as follows:

        1.    EMPLOYMENT.

        The Company hereby employs Executive and Executive hereby accepts such employment, subject to the terms and conditions herein set forth. Executive shall hold the office of Chairman and Chief Executive Officer of the Company reporting to the Board of Directors of the Company.

        2.    TERM.

        The initial term of employment under this Agreement shall begin on the date hereof (the "Employment Date") and shall continue until September 13, 2007, subject to prior termination in accordance with the terms hereof (the "Initial Term"). The Initial Term shall be automatically extended for successive additional periods of one (1) year commencing on the fifth anniversary of the Employment Date and each anniversary thereof (each such period, an "Additional Term") unless either party shall have given written notice to the other party of non-extension at least sixty (60) days' prior to the end of the then applicable Initial Term or Additional Term (the Initial Term and any Additional Term collectively, the "Employment Term"). Notice of non-extension by the Company shall be deemed a termination without justifiable cause (as defined herein) at the end of the then current Employment Term and notice of non-extension by Executive shall be deemed a termination without good reason (as defined herein) at the end of the then current Employment Term.

        3.    COMPENSATION.

        As compensation for the employment services to be rendered by Executive hereunder, including all services as an officer or director of any member of the US Shipping Group, the Company agrees to pay, or cause to be paid, to Executive, and Executive agrees to accept, payable in equal installments in accordance with Company practice, an initial annual salary of $300,000. Executive's annual salary hereunder for the remaining years of employment shall be determined by the board of directors of the Company (the "Board of Directors") in its sole discretion; provided, however, that Executive's salary shall be increased each year (effective on the anniversary of the Employment Date) by at least the percentage increase, if any, in the cost of living shown on the Consumer Price Index for all items in the New York, Northern New Jersey, Long Island Area (published by the Bureau of Labor Statistics of the United States Department of Labor) for the 12 month period commencing the prior September 1 and ending on the last day of the following August; and provided further that in no event shall Executive's salary in any year be reduced below the rate for the previous year. In addition, Executive shall be eligible for bonuses from time to time in such amounts as may be determined by the Board of Directors in its sole discretion.

        4.    EXPENSES.

        The Company shall pay or reimburse Executive, upon presentment of suitable vouchers, for all reasonable business and travel expenses which may be incurred or paid by Executive in connection with his employment hereunder in accordance with Company policy as established from time to time by the Board of Directors. Executive shall comply with such restrictions and shall keep such records as the Company may reasonably deem necessary to meet the requirements of the Internal Revenue Code of 1986, as amended from time to time (the "Code"), and regulations promulgated thereunder.

        5.    OTHER BENEFITS.

        Executive shall be entitled to a minimum of four weeks paid vacation per year and to participate in such benefit plans and arrangements and receive any other benefits customarily provided by the Company to its senior management personnel (including any profit sharing, pension, short- and long-term disability insurance, hospital, major medical insurance and group life insurance plans in accordance with the terms of such plans) and including stock option and/or stock purchase plans, all as determined from time to time by the Board of Directors, on a level commensurate with Executive's seniority (the "Benefit Plans"). The Company shall indemnify Executive to the fullest extent permitted by Delaware law, including the advancement of legal expenses and costs.

        6.    DUTIES.

        (a)   Executive shall perform such reasonable duties and functions as the Board of Directors may lawfully assign to him, such duties being commensurate with the duties customarily performed by chief executive officers of companies, and Executive shall comply in the performance of his duties with the policies of the Board of Directors, and be subject to the direction of the Board of Directors of the Company. At the request of the Board of Directors, Executive shall serve as an executive officer, director and manager of any member of the US Shipping Group engaged in the operation of U.S.-flagged product tankers without additional compensation and, in the performance of such duties, Executive shall comply with the policies of the board of directors or board of managers of each such entity. Executive shall serve, without additional compensation, as Chairman and Chief Executive Officer of Parent.

        (b)   During the Employment Term, Executive shall devote a majority of his time and attention, reasonable vacation time and absences for sickness excepted, to the business of the Company, as necessary to fulfill his duties. Executive shall perform the duties assigned to him with fidelity and to the best of his ability. Notwithstanding anything herein to the contrary, but subject to the next sentence of this Section 6(b), Executive may engage in other activities so long as such activities do not unreasonably interfere with Executive's performance of his duties hereunder and do not violate Section 9 hereof. The Company recognizes that Executive will be devoting a significant minority of his time to the activities set forth on Schedule A attached hereto. The Company agrees that Executive's duties hereunder shall not require excessive travel away from the New York metropolitan area, and that Executive need not be physically present at the Company's executive offices for a specific number of days per month or year for the performance of his duties hereunder.

        (c)   Nothing contained in this Section 6 or elsewhere in this Agreement shall be construed to prevent Executive from investing or trading in non-competing investments as he sees fit for his own account, including real estate, stocks, bonds, securities, commodities or other forms of investments. Specifically, the Company acknowledges that (i) the Executive has disclosed ownership interests in and management responsibilities for the entities and assets listed on Schedule A attached hereto and (ii) neither such ownership interests nor management responsibilities as they exist as of the date hereof shall, subject to the first two sentences of Section 6(b), violate this Section 6 or the other provisions of this Agreement.

        7.    TERMINATION OF EMPLOYMENT; EFFECT OF TERMINATION.

        (a)   Executive's employment hereunder shall terminate upon the first to occur of the following:

            (i)  upon thirty (30) days' prior written notice to Executive upon the determination by the Board of Directors that Executive's performance of his duties has not been fully satisfactory for any reason which would not constitute "justifiable cause" (as hereinafter defined);

           (ii)  upon three (3) days' prior written notice to Executive upon the determination by the Board of Directors that there is justifiable cause for such termination;

          (iii)  automatically and without notice upon the death of Executive;

          (iv)  in accordance with the terms of subsection (e) hereof upon the "disability" (as hereinafter defined) of Executive;

           (v)  upon written notice by the Executive to the Company of a termination for good reason (as defined in subsection (f) below) within ninety (90) days after the event that constitutes good reason; or

          (vi)  upon 30 days' prior written notice by Executive to the Company of the Executive's voluntary termination of employment without good reason.

        (b)   For the purposes of this Agreement, the term "disability" shall mean the inability of Executive, due to illness, accident or any other physical or mental incapacity, substantially to perform the material functions of his duties for a period of six (6) consecutive months or for a total of eight (8) months (whether or not consecutive) in any twelve (12) month period during the term of this Agreement, as reasonably determined by the Board of Directors, in good faith, after examination of Executive by an independent physician reasonably acceptable to Executive.

        (c)   For the purposes hereof, the term "justifiable cause" shall mean: (i) Executive's repeated failure or refusal to attempt to perform his duties pursuant to, or Executive's breach of, this Agreement where such conduct or breach shall not have ceased or been remedied within 15 days following written warning from the Company; (ii) Executive's performance of any act or his failure to act, for which if Executive were prosecuted and convicted, a crime or offense involving money or property of the US Shipping Group, or which would constitute a felony in the jurisdiction involved, would have occurred; (iii) Executive's performance of any act or his failure to act which constitutes, in the reasonable good faith determination of the Board of Directors, dishonesty, fraud or a breach of a fiduciary trust, including without limitation misappropriation of funds; (iv) any intentional unauthorized disclosure by Executive to any person, firm or corporation other than the members of the US Shipping Group and their respective directors, managers, officers and employees, of any confidential information or trade secret of the US Shipping Group; (v) any attempt by Executive to secure any personal profit (other than through his ownership of Units of Parent) in connection with the business of the US Shipping Group (for example, without limitation, using US Shipping Group assets to pursue other interests, diverting any business opportunity belonging to US Shipping Group to himself or to a third party, insider trading or taking bribes or kickbacks); (vi) Executive's engagement in a fraudulent act to the material damage of the US Shipping Group; (vii) Executive's illegal use of controlled substances; (viii) any act or omission by Executive involving malfeasance or gross negligence in the performance of Executive's duties to the material detriment of the US Shipping Group, as determined in reasonable good faith by the Board of Directors; or (ix) the entry of any order of a court that remains in effect and is not discharged for a period of at least sixty (60) days, which enjoins or otherwise limits or restricts the performance by Executive under this Agreement, relating to any contract, agreement or commitment made by or applicable to Executive in favor of any former employer or any other person.

Upon termination of Executive's employment for justifiable cause, Executive shall not be entitled to any amounts or benefits hereunder other than such portion of Executive's annual salary and reimbursement of expenses pursuant to Section 4 hereof as has been accrued through the date of his termination of employment.

        (d)   If Executive should die during the term of his employment hereunder, this Agreement shall terminate immediately. In such event, the estate of Executive shall thereupon be entitled to receive such portion of Executive's annual salary and reimbursement of expenses pursuant to Section 4 as has been accrued through the date of his death. Executive shall also be entitled to any amounts or benefits payable under the terms of the Benefit Plans.

        (e)   Upon a finding by the Board of Directors of Executive's disability in accordance with Section 7(b) hereof, the Company shall have the right to terminate Executive's employment. Notwithstanding any inability to perform his duties, Executive shall be entitled to receive his compensation (including bonus, if any) pursuant to Section 3 and reimbursement of expenses pursuant to Section 4 as provided herein until he begins to receive long-term disability insurance benefits under the policy provided by the Company pursuant to Section 5 hereof. In the event that payments received from such long-term disability insurance policy do not equal the Executive's rate of salary at the time of the disability, then for a period of 18 months following termination the Company shall continue to pay to Executive the difference between the policy benefit and such rate of salary, subject to any applicable tax withholding. Any termination pursuant to this subsection (e) shall be effective on the date Executive begins to receive long-term disability insurance benefits under the policy provided by the Company pursuant to Section 5 hereof. Executive shall also be entitled to any amounts or benefits payable under the terms of the Benefit Plans.

        (f)    Notwithstanding any provision to the contrary contained herein, in the event that Executive's employment is terminated by the Company without justifiable cause or by the Executive for "good reason" (as defined below), the Company shall (i) pay Executive, for a period equal to the longer of (A) the remaining term of this Agreement or (B) one year (such period being hereinafter referred to as the "Severance Period"), a monthly payment (subject to applicable tax withholding) equal to one-twelfth of his then annual salary, which amount shall be in lieu of any and all other payments due and owing to Executive under the terms of this Agreement (other than any payments constituting reimbursement of expenses pursuant to Section 4 hereof and any payments or benefits payable under the Benefit Plans), and (ii) continue to allow Executive to participate, at the Company's expense (to the same extent the Company bears such expense at the time of termination), in the Company's health insurance and disability insurance programs, to the extent permitted under such programs, until the earlier of (1) the end of the Severance Period or (2) the date Executive begins employment with another entity which provides substantially similar benefits to the Executive (collectively, the "Severance Payments"); provided, however, that the Company's obligation to make the Severance Payments shall be conditional upon Executive executing a general release in favor of the Company and Executive's compliance with his obligations under Sections 9, 10, 11 and 12 hereof. For purposes hereof, "good reason" shall mean (i) any material diminution of Executive's duties, (ii) any change in Executive's reporting relationship that removes the Executive from reporting directly to the Board of Directors, (iii) any change in Executive's or another person's duties that provides such other person with substantially all the duties of chief executive officer of the Company or Parent, or (iv) requiring Executive to be physically present during a substantial portion of the working hours he is required to devote to the Company at a location that is not within a 50 mile radius of Manhattan, in each case that has not been remedied within thirty days after written notice from Executive to the Board of Directors.

        (g)   Upon Executive's termination of his employment hereunder or his election not to renew this Agreement, this Agreement (other than Sections 9, 10, 11, 12, 13 and 17 which shall survive in accordance with their terms) shall terminate. In such event, Executive shall be entitled to receive such portion of Executive's annual salary and bonus, if any, as has been accrued to date. Executive shall be entitled to reimbursement of expenses pursuant to Section 4 hereof and to continue to participate in the Benefit Plans to the extent participation by former employees is required by law or permitted by such plans, with the expense of such participation to be as specified in such plans for former employees. Executive shall also be entitled to any amounts or benefits payable under the terms of the Benefit Plans.

        8.    REPRESENTATIONS AND AGREEMENTS OF EXECUTIVE.

        (a)   Executive represents and warrants that he is free to enter into this Agreement and to perform the duties required hereunder, and that there are no employment contracts or understandings, restrictive covenants or other restrictions, whether written or oral, preventing the performance of his duties hereunder.

        (b)   Executive agrees to submit to a medical examination and to cooperate and supply such other information and documents as may be reasonably required by any insurance company in connection with the Company's obtaining life insurance on the life of Executive, and any other type of insurance or fringe benefit as the Company shall determine from time to time to obtain.

        9.    NON-COMPETITION.

        (a)   In view of the unique and valuable services expected to be rendered by Executive to the Company, Executive's knowledge of the trade secrets and other proprietary information relating to the business and in consideration of the compensation to be received hereunder and Executive's ownership interest in the Parent, Executive agrees that during his employment by the Company and, following the termination of Executive's employment hereunder, during the Non-Competition Period (as defined below), Executive shall not, directly or indirectly, as owner, partner, joint venturer, stockholder, employee, broker, agent, principal, trustee, corporate officer, director, licensor, or in any capacity whatsoever engage in, become financially interested in, be employed by, render any consultation or business advice with respect to, or have any connection with, (i) any business which is competitive with products or services of the US Shipping Group in the United States of America or (ii) any business conducted under any corporate or trade name utilized by the US Shipping Group or any name similar thereto without the prior written consent of the Company; provided, however, that Executive may own any securities of any corporation which is engaged in such business and is publicly owned and traded but in an amount not to exceed at any one time one percent (1%) of any class of stock or securities of such corporation. The Company hereby agrees that the transportation of chemical products on tank barges of less than 20,000 tons deadweight, other than the transportation of petroleum or petroleum products, shall not be deemed a business competitive with the business of the US Shipping Group as long as either (i) Mr. Gridley continues to engage in such business on a continuous basis after the date hereof or (ii) if Mr. Gridley does not continue to engage in such business on a continuous basis after the date hereof, at the time Mr. Gridley determines to reenter such business, the US Shipping Group is not then engaged in such business. In addition, Executive shall not, directly or indirectly, during the Non-Competition Period, request or cause any suppliers or customers with whom the US Shipping Group has a business relationship to cancel or terminate any such business relationship with any member of the US Shipping Group or solicit, interfere with or entice from the Parent or any of its subsidiaries any employee (or former employee) of the Parent or any of its subsidiaries. For purposes hereof, the "Non-Competition Period" shall mean: (i) if Executive's employment is terminated by the Company for justifiable cause (as defined in Section 7(c)) or disability (as defined in Section 7(b)), or if Executive voluntarily terminates his employment hereunder (including by electing not to renew this Agreement), a period of three (3) years following such termination of employment; and (ii) if Executive's employment is terminated by the Company for other than justifiable cause or disability, by the Executive for good reason, or as a result of the Company's election not to renew the employment agreement, the Severance Period, provided, however, that in the case of this clause (ii) if the Company breaches its obligation to make the Severance Payments or to comply with its obligations under

Section 4 hereof, and such breach is not cured within thirty (30) days after written notice of such breach is provided to the Company by Executive, Executive shall be released from his obligations under this Section 9.

        (b)   If any portion of the restrictions set forth in this Section 9 should, for any reason whatsoever, be declared invalid by a court of competent jurisdiction, the validity or enforceability of the remainder of such restrictions shall not thereby be adversely affected.

        (c)   Executive acknowledges that the Parent is investing substantial monies in connection with the acquisition of the Business (as defined in the Purchase Agreement) from Hess and that the provisions of this Section 9 were a material inducement to the US Shipping Group to consummate the transactions contemplated by the Purchase Agreement (the "Acquisition"), and that the US Shipping Group would not consummate the Acquisition but for the agreements and covenants contained herein. Executive further acknowledges that the territorial and time limitations set forth in this Section 9 are reasonable and properly required for the adequate protection of the business of the US Shipping Group. Executive hereby waives, to the extent permitted by law, any and all right to contest the validity of this Section 9 on the ground of breadth of its geographic or product and service coverage or length of term. In the event any such territorial or time limitation is deemed to be unreasonable by a court of competent jurisdiction, Executive agrees to the reduction of the territorial or time limitation to the area or period which such court shall deem reasonable.

        (d)   The existence of any claim or cause of action by Executive against the Company or any other member of the US Shipping Group shall not constitute a defense to the enforcement by the US Shipping Group of the foregoing restrictive covenants, but such claim or cause of action shall be litigated separately.

        10.    NON-DISCLOSURE OF CONFIDENTIAL INFORMATION.

        (a)   Executive shall not, during the term of this Agreement, or at any time following expiration or termination of this Agreement, directly or indirectly, disclose or permit to be known (other than as is required in the regular course of his duties (including without limitation disclosures to the Company's advisors and consultants) or as is required by law (in which case Executive shall give the Company prior written notice of such required disclosure) or with the prior written consent of the Board of Directors), to any person, firm or corporation, any confidential information acquired by him during the course of, or as an incident to, his employment hereunder, relating to the US Shipping Group, any client of the US Shipping Group, or any corporation, partnership or other entity owned or controlled, directly or indirectly, by any of the foregoing, or in which any of the foregoing has a beneficial interest, including, but not limited to, the business affairs of each of the foregoing. Such confidential information shall include, but shall not be limited to, proprietary technology, trade secrets, patented processes, research and development data, know-how, market studies and forecasts, competitive analyses, pricing policies, employee lists, personnel policies, the substance of agreements with customers, suppliers and others, marketing or dealership arrangements, servicing and training programs and arrangements, customer lists and any other documents embodying such confidential information. This confidentiality obligation shall not apply to any confidential information which is known to Executive as a result of his professional business experience prior to the date hereof or his involvement in the business activities set forth on Schedule A hereof or which becomes publicly available from sources unrelated to the US Shipping Group.

        (b)   All information and documents relating to the US Shipping Group as hereinabove described (or other business affairs) shall be the exclusive property of the Company, and Executive shall use commercially reasonable best efforts to prevent any publication or disclosure thereof. Upon termination of Executive's employment with the Company, all documents, records, reports, writings and other similar documents containing confidential information, including copies thereof, then in Executive's possession or control shall be returned and left with the Company.

        11.    SPECIFIC PERFORMANCE.

        Executive agrees that if he breaches, or threatens to commit a breach of, any of the provisions of Sections 9 or 10 (the "Restrictive Covenants"), the Company shall have, in addition to, and not in lieu of, any other rights and remedies available to the Company under law and in equity, the right to injunctive relief and/or to have the Restrictive Covenants specifically enforced by a court of competent jurisdiction, without the posting of any bond or other security, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the US Shipping Group and that money damages would not provide an adequate remedy to the Company. Notwithstanding the foregoing, nothing herein shall constitute a waiver by Executive of his right to contest whether a breach or threatened breach of any Restrictive Covenant has occurred.

        12.    VESTING OF EXECUTIVE UNITS.

        On the date hereof, Executive is purchasing 20,000 Class B Units of Parent (the "Class B Units") and 80,960 Class C Units of Parent (the "Class C Units") pursuant to the terms of the Limited Liability Agreement, dated as of the date hereof, of Parent (the "LLC Agreement"). For purposes of the LLC Agreement, (i) 54,230 Class C Units will become Vested Class C Units (as such term is defined in the LLC Agreement) on the date hereof, (ii) 5,000 Class B Units and an additional 6,683 Class C Units will become Vested Class B Units and Class C Units, respectively, on each of the first and third anniversaries of the date hereof, (iii) 5,000 Class B Units and an additional 6,682 Class C Units will become Vested Class B Units and Class C Units, respectively, on the second and fourth anniversary of the date hereof and (iv) all unVested Class B Units and Class C Units shall become fully vested upon a Sale of the Company (as such term is defined in the LLC Agreement); or termination of Executive's employment for good reason; provided that vesting shall cease upon termination of Executive's employment with the Company other than for good reason. Unvested Class B Units and Class C Units and Vested Class B and Class C Units are subject to repurchase as set forth in the LLC Agreement. All Class A Units purchased by Executive on the date hereof are not subject to vesting.

        Notwithstanding anything in the LLC Agreement to the contrary, the Company agrees that if Executive's employment is terminated without justifiable cause or if Executive terminates his employment with the Company for good reason, the Company will not elect to purchase Executive's Class A Units or Vested Units without his consent.

        13.    PUT OPTION.

        (a)   In the event Executive's employment is terminated by the Company without justifiable cause or by Executive for good reason, Executive shall have the option to require Parent to purchase all, but not less than all, of Parent's Class A Units, Class B Units and Class C Units then owned by Executive or any member of Executive's Member Call Group (as defined in the LLC Agreement), subject to the provisions of this Section 13. Executive must exercise his rights under this Section 13 by giving written notice to the Company and Parent no later than six months after the effective date of termination of Executive's employment hereunder.

        (b)   If Executive exercises his put right hereunder, then, within thirty days following his exercise of such right, Parent shall purchase all, but not less than all, of Executive's Units for a purchase price as follows: all Class A Units and Vested Class B Units and Vested Class C Units shall be purchased at their Fair Market Value (as defined below); and all unVested Class B Units and Class C Units shall be repurchased at the lesser of (i) the original purchase price per Unit and (ii) the Fair Market Value of such unVested Units. For the purposes of this Section 13, "Fair Market Value" will be determined as set forth in the LLC Agreement; provided that, if Executive disagrees with such determination, then he shall, within five (5) business days of the Parent's determination, contact and consult with the board of managers of Parent (the "Parent Board") and Executive and the Parent Board shall, within ten (10) business days of the Parent Board's original determination, mutually agree upon an investment bank, appraisal company or similar institution (the "Appraiser") to which the disagreement shall be submitted, and which will provide its opinion as to the Fair Market Value of such Units within sixty (60) days of submission; provided further that if Executive and the Parent Board are unable to agree on the Appraiser within such ten (10) business day period, then the Parent shall, upon the request of Executive, identify three possible Appraisers and Executive shall choose one such person to be the Appraiser hereunder. Upon delivery to the Company and Executive of a statement in writing setting forth the conclusion of the Appraiser's opinion of the Fair Market Value, if such determination is greater or lesser than the Parent Board's determination by ten percent (10%) or more, then the Appraiser's determination shall be deemed the Fair Market Value, such determination shall be final and binding upon the Parent and Executive without any further right of appeal, and Parent shall pay all fees and expenses of the Appraiser incurred in making its determination, or, if the Appraiser's determination is greater or lesser than the Parent Board's determination by less than ten percent (10%), then the Parent Board's determination shall remain the Fair Market Value, such determination shall be final and binding upon the Parent and the Executive without any further right of appeal, and Executive shall pay all fees and expenses of the Appraiser incurred in making its determination.

        (c)   Parent shall pay the purchase price for the Units in cash to the extent such payment will not cause a Debt Default (as defined below) and a Debt Default is not at the time in existence, and, to the extent Parent cannot pay the purchase price in full in cash, Parent shall pay a portion of the remaining amount on the last day of each fiscal quarter to the extent that payment thereof would not cause a Debt Default and the US Shipping Group has at least $2,500,000 in cash available after making such payment; provided that if there is a Sale of the Company (as such term is defined in the LLC Agreement), any remaining payments due under this Section 13 shall be due and payable on the date of the closing of such sale.

        For purposes hereof, "Debt Default" shall mean any Default or Event of Default (as such terms are defined in the US Shipping Group's senior and subordinated debt agreement); provided, however, that for purposes hereof a Default shall be deemed to exist with respect to a financial covenant if, after giving effect to any payment to be made to Executive hereunder, the actual amount or ratio computed for such covenant would be less than 110% of the amount or ratio required by the covenant (where the actual amount or ratio must be greater than the required amount specified by the covenant) or the actual amount or ratio would be more than 90% of the amount specified by the covenant (where the actual amount or ratio must be less than the required amount specified by the covenant). For example, if the fixed charge coverage ratio under the senior debt agreement is 1.0, then no payment would be required under this Section 13 to the extent such payment would result in the fixed charge coverage ratio being less than 1.1.

        14.    LEGAL FEES FOR NEGOTIATION OF THIS AGREEMENT.

        The Company shall reimburse Executive for his reasonable out-of-pocket legal expenses incurred in negotiating this Agreement, up to a maximum of $10,000,

        15.    AMENDMENT OR ALTERATION.

        No amendment or alteration of the terms of this Agreement shall be valid unless made in writing and signed by both of the parties hereto.

        16.    GOVERNING LAW.

        This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, including choice of law rules, applicable to agreements made and to be performed therein.

        17.    ALTERNATIVE DISPUTE RESOLUTION.

        Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in New York City by one (1) arbitrator in accordance with the Commercial

Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Each party shall bear its own costs (including legal fees and expenses) in the arbitration unless the arbitrator determines otherwise. Nothing in this paragraph shall preclude any party from seeking a preliminary injunction or other provisional relief, either prior to, during or after invoking the procedures in this paragraph, if in its judgment such action is necessary to avoid irreparable damage or to preserve the status quo.

        18.    SEVERABILITY.

        The holding of any provision of this Agreement to be invalid or unenforceable by a court of competent jurisdiction shall not affect any other provision of this Agreement, which shall remain in full force and effect.

        19.    WITHHOLDING.

        The Company may deduct and withhold from the payments to be made to Executive hereunder any amounts required to be deducted and withheld by the Company under the provisions of any applicable statute, law, regulation or ordinance now or hereafter enacted.

        20.    NOTICES.

        Any notices required or permitted to be given hereunder shall be sufficient if in writing, and if delivered by hand or courier, or sent by certified mail, return receipt requested, to the addresses set forth above or such other address as either party may from time to time designate in writing to the other, and shall be deemed given as of the date of the delivery or at the expiration of three days in the event of a mailing.

        21.    COUNTERPARTS AND FACSIMILE SIGNATURES.

        This Agreement may be signed in counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement. For purposes of this Agreement, a facsimile copy of a party's signature shall be sufficient to bind such party.

        22.    WAIVER OR BREACH.

        It is agreed that a waiver by either party of a breach of any provision of this Agreement shall not operate, or be construed, as a waiver of any subsequent breach by that same party.

        23.    ENTIRE AGREEMENT AND BINDING EFFECT.

        This Agreement contains the entire agreement of the parties with respect to the subject matter hereof, supersedes all prior and contemporaneous agreements, both written and oral, between the parties with respect to the subject matter hereof, including without limitation that certain letter agreement, dated as of March 12, 2002, between USS Holding LLC (f/k/a United States Shipping LLC) and Sterling Investment Partners, L.P., and may be modified only by a written instrument signed by each of the parties hereto. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, heirs, distributors, successors and assigns, provided, however, that Executive shall not be entitled to assign or delegate any of his rights or obligations hereunder without the prior written consent of the Company. It is intended that Sections 9, 10 and 11 benefit each of the Company and each other member of the US Shipping Group, each of which is entitled to enforce the provisions of Sections 9, 10 and 11.

        24.    SURVIVAL.

        Except as otherwise expressly provided herein, the termination of Executive's employment hereunder or the expiration of this Agreement shall not affect the enforceability of Sections 9, 10, 11, 12 and 13 hereof.

        25.    FURTHER ASSURANCES.

        The parties agree to execute and deliver all such further documents, agreements and instruments and take such other and further action as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

        26.    CONSTRUCTION OF AGREEMENT.

        No provision of this Agreement or any related document shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or drafted such provision.

        27.    HEADINGS.

        The Section headings appearing in this Agreement are for the purposes of easy reference and shall not be considered a part of this Agreement or in any way modify, demand or affect its provisions.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

USS VESSEL MANAGEMENT INC.
		By:	/s/ M. WILLIAM MACEY JR. Name: M. William Macey Jr. Title:
PAUL B. GRIDLEY Paul Gridley
ACCEPTED AND AGREED AS TO PARAGRAPH 13 ONLY
UNITED STATES SHIPPING LLC
By:	/s/ DOUGLAS L. NEWHOUSE Name: Douglas L. Newhouse Title: Executive Vice President

SCHEDULE A

        Mr. Gridley has ownership interests in the following corporations:

          1.     Maritrac, LLC—A company developing marine security and vessel tracking systems.

          2.     USS Holding, LLC (f/k/a United States Shipping LLC)—Current chemical barge shipping business. Holds interests in the chemical barges (i) Sea Crest and (ii) Sea Spray.

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  Exhibit 10.9
SCHEDULE A